Exhibit 16.1

 April 5, 2016

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE: Moxian, Inc.

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 2, 2016, to be filed by our former client, Moxian, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Dominic K F Chan & Co., Certified Public Accountants